EXHIBIT 3.1.4

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

of

WESTERN SIZZLIN CORPORATION

The undersigned, Western Sizzlin Corporation (the “Corporation”), organized and existing under and by virtue of the General Corporation law of the State of Delaware does hereby certify:

FIRST, that the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 8, 1992.

SECOND, that pursuant to a vote of the stockholders of the Corporation at the 2006 Annual Meeting of Stockholders, the Board of Directors was granted the authority to amend Article IV of the Restated Certificate of Incorporation of the Corporation.

THIRD, that pursuant to the authority granted by the stockholders, Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety effective August 10, 2006, to read as follows:

“ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is Two million (2,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”).

Shares of the capital stock of any class or series now or hereafter authorized may be issued by the Corporation for such consideration as shall be fixed from time to time by the Board of Directors of the Corporation; provided, however, that the consideration for the issuance of shares having par value not be less than such par value. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be declared and taken to be fully paid stock and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares. Subscriptions to, or the purchase price of, shares of the capital stock of any class of the Corporation may be paid for, wholly or partly, by cash, by labor done, by personal property or by real property or leases thereof. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such labor, property, real estate or leases thereof shall be conclusive.

No holder of any capital stock of the Corporation of any class or series now or hereafter authorized shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of the capital stock of any class or series which the Corporation may issue or sell, whether such shares be exchangeable for any other class or classes of the capital stock of the Corporation, whether such shares be herein or hereafter authorized or whether such shares be acquired by the Corporation after the issuance thereof, nor shall the holders of any capital stock of the Corporation of any class or series, as such holders, have any preemptive or other right to purchase or subscribe for any obligations which the Corporation may issue and sell that shall be convertible into shares of the capital stock of the Corporation of any class or classes. Nothing herein set forth shall derogate the power and authority of the Board of Directors to determine to offer to or authorize to be offered from time to time for subscription to the holders of any class or series of the capital stock or convertible obligations of the Corporation at such price or prices and upon such other terms and conditions as the Board of Directors may in its sole discretion determine and fix. Any such shares of capital stock or convertible obligations of the Corporation which the Board of Directors may determine to offer or authorize to be offered for subscription to the holders of any class or series of the capital stock of the Corporation need not, by reason of such authorization and/or offer, be offered also to the holders of any other class or series.

No transfer of stock of the Corporation shall be operative until entered upon the books of the Corporation.

Upon this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation becoming effective on August 10, 2006, pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every ten (10) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Bishop, Rosen & Co., as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by that agent as soon as practicable after the Amendment Effective Time on the basis of prevailing market prices of the New Common Stock on the OTC Bulletin Board at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

IN WITNESS WHEREOF, the undersigned hereby certify that the facts above stated are true and that the execution hereof is their voluntary act and deed and the voluntary act and deed of the Corporation under penalties of perjury.

DATED this 31st day of July, 2006.

WESTERN SIZZLIN CORPORATION

By:	/s/Robyn B. Mabe
Robyn B. Mabe
Vice President and Secretary